Summary Prospectus for New Investors
for Goal Planning Annuity
Issued by
Horace Mann Life Insurance Company
May 1, 2025
This Summary Prospectus summarizes key features of the Contract (“Goal Planning Annuity”). Effective May 1, 2025, HMLIC resumed issuing the Contract as a traditional IRA, Roth IRA, SIMPLE IRA, SEP IRA or as a non-qualified annuity Contract. Before you invest, You should also review the prospectus for the Goal Planning Annuity, which contains more information about the Contract, including its features, benefits, and risks. You can find the prospectus and other information about the Contract online at dfinview.com/HoraceMann/TAHD/GPA. You can also obtain this information at no cost by calling 1-800-999-1030 or by sending an email request to contactcenterannuity@horacemann.com.
You may cancel Your Contract within 30 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, You will receive any Variable Account Value plus, any fees or charges deducted from the portion of the premium payment(s) allocated to the Variable Account, plus any premium payments allocated to the fixed account. This amount will be reduced by any withdrawals, excluding surrender charges, if applicable, and any outstanding loan balance. If You live in California, return Your Contract within 30 days, and do not direct Your premium to be invested in a stock or bond portfolio, You will be entitled to a refund of the premium and any policy fee paid. If You direct that the premium be invested in a stock or bond portfolio, You will be entitled to a refund of the policy's Account Value on the day the policy is received by the insurance company or agent who sold You this policy, which could be less than the premium You paid for the policy, plus any policy fee paid. We will pay the refund within 10 calendar days after We receive the Contract. Upon return of the Contract, it will be deemed void. You should review the prospectus, or consult with Your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved this contract or passed upon the adequacy of this summary prospectus. Any representation to the contrary is a criminal offense.
To receive prospectuses and other annuity-related documents electronically, sign-up for eDelivery. Visit https://customer.horacemann.com/MyAccount/Login/Login to register or log in to Your account. Your eDelivery preferences can be found on the eCommunications tab in My Profile.
This prospectus and the Underlying Fund prospectuses are also available online at dfinview.com/HoraceMann/TAHD/GPA.
We appreciate Your cooperation as we work to reduce the volume of paper we distribute. While we’re committed to providing you with the information you need in the format you prefer, we are always looking for ways to reduce paper use.

Definitions
Account Value: The sum of the Fixed Account Value and the Variable Account Value.
Accumulation Unit: A unit of measurement used to determine the value of a Contract Owner’s interest in a Subaccount before Annuity Payments begin.
Accumulation Unit Value: The value of an Accumulation Unit on any Valuation Date.
Annuity Date: The date Annuity Payments begin. The criteria for setting an Annuity Date are set forth in Your Contract, and the anticipated Annuity Date is shown on the Annuity Data pages of Your Contract.
In addition, Qualified Contracts often have certain limitations upon election of an Annuity Date. Generally, distributions under Qualified Contracts (except Roth IRAs) must begin by April 1 following the calendar year in which the Contract Owner reaches age 73. See “Tax Consequences—Required Minimum Distributions.
Annuity Payments: A series of payments beginning on the Annuity Date.
Annuity Period: The period during which Annuity Payments are made.
Contract: The individual flexible premium deferred variable annuity contract this prospectus offers.
Contract Anniversary: The same day and month as the Issue Date of Your Contract for each succeeding year of Your Contract.
Contract Owner (You, Your): The individual or entity to whom the Contract is issued.
Contract Year: A period of twelve months beginning on the date a Contract is issued and each anniversary of that date.
HMLIC, We, Us, Our: Horace Mann Life Insurance Company.
Home Office: The mailing address and telephone number of Our Home Office are: P.O. Box 4657, Springfield, Illinois 62708-4657; (800) 999-1030. Our street address is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001.
Investment Options: The fixed account and the Underlying Funds in which the Subaccounts invest.
Net Premium: Each premium payment paid to HMLIC under the Contract, less any applicable premium taxes.
Non-Qualified Contract: A Contract that is not issued under an employer sponsored retirement plan or individual retirement account.
Qualified Contract: The term “Qualified Contract” in this prospectus will be used to describe the following contracts: IRC Section 403(b) tax sheltered annuity (“403(b) Contract”); IRC Section 408(b) individual retirement annuity (“traditional IRA Contract”); IRC Section 408A Roth individual retirement annuity (“Roth IRA Contract”); IRC Section 408(p) savings incentive match plan for employees of small employers individual retirement annuity (“SIMPLE Contract”); IRC Section 408(k) simplified employee pension (“SEP Contract”); IRC Section 457(b) eligible governmental deferred compensation plan annuity (“457(b) Contract”); and IRC 401(a) qualified annuity (“401(a) Contract”).
Qualified Retirement Plan: Employer retirement plans established under Internal Revenue Code (IRC) Sections 401(a) or 403(b) or 457(b) and individual retirement arrangements under IRC Sections 408(b) and 408A.
Required Minimum Distribution: The amount required to be withdrawn from Your Contract after You reach age 73 or upon Your death. “See Tax Consequences – Required Minimum Distributions”.
Separate Account: The Horace Mann Life Insurance Company Separate Account, a segregated variable investment account consisting of Subaccounts each of which invests in a corresponding Underlying Fund. The Separate Account was established by HMLIC under Illinois law and is registered as a Unit Investment Trust under the Investment Company Act of 1940, as amended (the “Act”).
Subaccount: A division of the Separate Account that invests in shares of a corresponding Underlying Fund.
Underlying Funds, Portfolio Companies: All open-end management investment companies registered under the Act that are listed in this document and are available for investment by the Separate Account. The terms Underlying Funds and Portfolio Companies are used interchangeably in this prospectus.

Unit Investment Trust (or “UIT”): A type of investment company, regulated and separately registered and regulated by the SEC under the Investment Company Act of 1940. The Separate Account is registered as a UIT. The UIT referenced in this prospectus is open-ended, meaning there can be continuous purchases of shares of the Underlying Funds. Variable Annuity Payments are deposited in the UIT and allocated to the Subaccounts each of which invests in a specified Underlying Fund, which is separately registered under the Investment Company Act of 1940.
Valuation Date: Any day on which the NYSE is open for trading and on which the net asset value of each share of the Underlying Funds is determined. The Valuation Date ends at 3:00 p.m. Central Time, or the close of the NYSE, if earlier. We deem receipt of any Net Premium or request to occur on a particular Valuation Date if We receive the Net Premium or transaction request (in either case, with all required information and documentation) at Our Home Office before 3:00 p.m. Central Time, or the close of the NYSE if earlier, on that day. If received at or after 3:00 p.m. Central Time, or the close of the NYSE if earlier, We deem receipt to occur on the following Valuation Date.
Variable Account Value: The dollar value of the Subaccount(s) under the Contract before Annuity Payments begin. This dollar value will vary based on the investment performance of the corresponding Underlying Fund(s).

Important Information You Should Consider About the Contract
	Fees and Expenses	Location in Statutory Prospectus
Charges For Early Withdrawals
There are two surrender charge schedules available under this Contract. The charges applicable to Your Contract will depend on how You completed the application and are printed on Your Contract data pages.
5-Year Schedule - If You make a withdrawal from or surrender the Contract during the first 5 Contract Years, You may be assessed a surrender charge up to
8.0% of the amount withdrawn or surrendered. For example, if You make an early withdrawal, You could pay a surrender charge of up to $8,000 on a
$100,000 investment.
9-Year Schedule - If You make a withdrawal from or surrender the Contract during the first 9 Contract Years, You may be assessed a surrender charge up to
8.0% of the amount withdrawn or surrendered. For example, if You make an early withdrawal, You could pay a surrender charge of up to $8,000 on a
$100,000 investment.
Surrender charges are applied to surrenders and withdrawals based on the effective date of the Contract and not on the date the premium payment is made.
The Contract - Deductions and Expenses - Surrender Charges
Transaction Charges	Aside from the charges for early withdrawals described above and potential premium taxes, there are no charges for Contract Owner transactions.	The Contract - Transactions
Ongoing Fees and Expenses (Annual Charges)
The table below describes the fees and expenses that You may pay each year, depending on the options You choose. Please refer to Your Contract data page for information about the specific fees You will pay each year based on the options You have elected.

	Fees and Expenses			Location in Statutory Prospectus
	Annual Fee	Minimum	Maximum
The Contract -
Deductions and
Expenses -
Mortality and
Expense Risk Fee
(“M&E Fee”)

The Contract -
Deductions and
Expenses - Annual
Maintenance Fee

Additional
Information About
Fees - Annual
Portfolio Company
Expenses

	Base Contract	1.27% of the Total Accumulation Value	1.27% of the Total Accumulation Value
	Investment Options (Portfolio Company Fees and Expenses)	0.13% as a percentage of Portfolio Company assets	1.32% as a percentage of Portfolio Company assets
	Optional Benefits Available for an Additional Charge (For a Single Optional Benefit, if Elected)	0.00% of the average Variable Account Value.	0.30% of the average Variable Account Value.
Because Your Contract is customizable, the choices You make affect how much
You will pay. To help You understand the cost of owning Your Contract, the following table shows the lowest and highest cost You could pay each year, based on current charges. This estimate assumes that You do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs.

	LOWEST ANNUAL COST:	HIGHEST ANNUAL COST:
	$1,421	$3,002
	Assumes:	Assumes:
Investment of $100,000
●5% annual appreciation
●Least expensive combination of
Portfolio Company fees and
expenses
●No optional benefits
●No sales charges
●No additional purchase payments,
transfers or withdrawals

Investment of $100,000
●5% annual appreciation
●Most expensive combination of
Portfolio Company fees and
expenses and optional benefits
●No sales charges
●No additional purchase payments,
transfers or withdrawals

Risks
Risk of Loss	You can lose money by investing in this Contract, including loss of principal.			Principal Risks of Investing in the Contract – Risk of Loss
Not a Short-term Investment
This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.
Surrender charges may apply for up to 5 years under the 5-year schedule and up to 9 years for the 9-year schedule. Surrender charges will reduce the value of
Your Contract if You withdraw money during the surrender charge period. The benefits of tax deferral also mean the Contract is more beneficial to investors with a long-time horizon.
Principal Risks of Investing in the Contract – Not a Short-term Investment
Risks Associated with Investment Options
An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Investment
Options available under the Contract (e.g., Portfolio Companies).
Each Investment Option (including any fixed account Investment Option)
will have its own unique risks.
You should review these Investment Options before making an investment decision.
Principal Risks of Investing in the Contract – Risks Associated with Investment Options

	Risks	Location in Statutory Prospectus
Insurance Company Risks
An investment in the Contract is subject to the risks related to Horace Mann
Life Insurance Company (HMLIC). Any obligations (including under any fixed account Investment Options), guarantees, or benefits are subject to the claims-paying ability of HMLIC. More information about HMLIC, including its financial strength ratings, is available upon request from HMLIC, and may be obtained by calling 1-800-999-1030 or visiting http://
www.horacemann.com/why-us/a-history-of-financial-strength.
Principal Risks of Investing in the Contract – Insurance Company Risks
Restrictions
Investments
HMLIC reserves the right to remove or substitute Underlying Funds as
Investment Options that are available under the Contract.
At any time before the Contract’s Annuity Date, You may transfer amounts from one Subaccount to another, and to and from the fixed account of the
Contract, subject to certain restrictions.
We reserve the right to restrict or terminate the transfer privilege for any specific Contract Owner if, in Our judgment, the Contract Owner is using the
Contract for the purposes of market timing or for any other purpose that We, in Our sole discretion determine to be potentially detrimental to other shareholders of an Underlying Fund.
If HMLIC determines that You are engaging in a pattern of transfers that reflects a market timing strategy or is potentially harmful to other Contract
Owners, it will notify You in writing of any restrictions.

Horace Mann Life
Insurance
Company - The
Fixed Account -
The Separate
Account and the
Portfolio
Companies - The
Portfolio
Companies -
Selection of
Portfolio
Companies

The Contract -
Transactions -
Transfers

The Contract -
Transactions -
Market Timing

Optional Benefits
The Premium Bonus Rider was only available at issue of the Contract and only available if the Contract Owner elected the 9-year surrender charge schedule.
The Guaranteed Minimum Death Benefit Riders may not have been available in all states. If available, they may not have been issued on or after the
Contract Owner’s70th birthday.
If You elected a Guaranteed Minimum Death Benefit Rider at issue, We reserve the right to restrict allocations or transfers to the fixed account or any of the Subaccounts.
The Guaranteed Minimum Death Benefit Riders cannot be terminated by the
Contract Owner after the Issue Date.
The Guaranteed Minimum Death Benefit Riders may only be terminated by
Us as described in the Guaranteed Minimum Death Benefit Rider(s) attached to Your Contract.
The Contract – Deductions and Expenses – Premium Bonus Rider The Contract – Death Benefit – Guaranteed Minimum Death Benefit Riders

	Taxes	Location in Statutory Prospectus
Tax Implications
An investor should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the
Contract.
There is no additional tax benefit to the investor when the Contract is purchased through a tax-qualified plan or individual retirement account (IRA).
Withdrawals will be subject to ordinary income tax and may be subject to tax penalties.
Generally, all or a portion of any distribution from a Non-Qualified Contract will be taxable as ordinary income and may be subject to tax penalties.
Tax Consequences - Taxation of Qualified Contracts Tax Consequences - Taxation of Non- Qualified Contracts
Conflicts of Interest
Investment Professional Compensation
Some investment professionals may receive compensation for selling a contract to investors. This compensation is typically paid in the form of commissions, but the sale of the Contract may also count toward the investment professional’s qualification for receipt of cash and non-cash compensation related to sales incentives or contests. These investment professionals may have a financial incentive to offer or recommend the Contract over another investment.
Other Information - Distribution of the Contract
Exchanges
Some investment professionals may have a financial incentive to offer an investor a new contract in place of the one he or she already owns. That investor should only exchange his or her existing Contract if he or she determines, after comparing the features, fees, and risks of both contracts, that it is preferable for him or her to purchase the new Contract rather than continue to own the existing contract.
The Contract - Transactions - Conversions/
Overview of the Contract
What is the purpose of this Contract, and what is it designed to do?
The Contract is no longer offered for sale. The purpose of the Contract is to help individuals who are seeking long-term, tax-deferred accumulation of funds. Purchasing the Contract as an investment vehicle for a Qualified Retirement Plan does not provide any additional tax advantage beyond that already available through the Qualified Retirement Plan. Therefore, the individual should have reasons other than tax deferral to purchase this product.
The Contract can be used to supplement Your retirement income by providing accumulated funds that can be used for retirement or by providing a stream of income payments during the payout phase. It also offers death benefits to protect Your designated beneficiaries. This Contract may be appropriate if You have a long investment time horizon. It is not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Investment Options.
To determine the Contract You own, look in the bottom left-hand corner of Your Contract for the form number. This prospectus applies to all HMLIC Contracts with a form number of IC-452 immediately followed by any combination of 3 letters and/or numbers.
How Do I Accumulate Assets in this Contract and Receive Income from the Contract?
Your Contract has two phases: 1) an accumulation (savings) phase; and 2) a payout (income) phase.
1) Accumulation (Savings) Phase
The accumulation phase is the period of time (often several years or even decades) during which You are making premium payments into Your Contract. To help You accumulate assets, You can invest Your premium payments in:
●
Portfolio Companies (mutual funds), a broad range of varying asset categories (such as lifecycle/target date, large company value, small company growth, and bond funds, among others). Each has its own investment strategies, investment advisers, expense ratios, and returns; and

●
a fixed account option, which offers a guaranteed interest rate. The guaranteed interest rate is established at issue, but will never be less than 1%. The fixed account is part of HMLIC’s general account.
A list of Portfolio Companies in which You can invest is provided in Appendix A: Portfolio Companies Available Under the Contract, located in the back of the prospectus along with the type of fund, the adviser/subadviser, current expenses and performance information for each Portfolio Company.
2) Payout (Income) Phase
You can elect to annuitize Your Contract and turn Your Account Value into a stream of income payments (sometimes called Annuity Payments), at which time the accumulation phase of the Contract ends. These payments may continue for a fixed period of years, for Your entire life, or for the longer of a fixed period or Your life. The payments may also be fixed or variable. Variable payments will vary based on the performance of the Investment Options You select.
Please note that if You annuitize, Your investments will be converted to income payments and You may no longer be able to choose to withdraw money at will from Your Contract. All death benefits terminate upon annuitization.
What are the Primary Features and Options that this Contract Offers?
Accessing Your money. Until You annuitize, subject to any restrictions imposed by the IRC or under the Qualified Retirement Plan, You can choose to withdraw Your Account Value at any time. Although if You withdraw early, You may have to pay a surrender charge and/or income taxes, including a penalty tax if You are younger than age 59 ½.
Loans. Loans may be available in certain Qualified Contracts, except for IRA contracts issued under IRC Sections 408(b) and 408A, if allowed by the Qualified Retirement Plan. The terms of such loans are subject to the provisions of the plan and the IRC.
Tax treatment. You can transfer money between Investment Options without tax implications, and earnings (if any) on Your investments are generally tax-deferred. You are taxed only when: (1) You make a withdrawal; (2) You receive an income payment from the Contract; or (3) upon payment of a death benefit.
Systematic Withdrawals. Before commencement of an Annuity Period, You may select systematic withdrawals. You may choose monthly, quarterly, semi-annual or annual withdrawals, with the exception of Required Minimum Distributions which are paid annually. As with any withdrawal, systematic withdrawals will reduce the Account Value of the Contract.
Death benefits. Your Contract includes a basic death benefit that will pay Your designated beneficiaries the greater of: (1) the Account Value; or (2) the Net Premium paid, less an adjustment for any withdrawals and a reduction for any outstanding loan balance. An adjustment for any withdrawal is determined by dividing the withdrawal amount by the Account Value immediately prior to the withdrawal and multiplying the resulting fraction by the death benefit immediately prior to the withdrawal.
Guaranteed Minimum Death Benefit Riders—In addition to the standard death benefit included in the Contract, the Contract Owner could have added the optional death benefit riders at Contract issue for an additional cost. These riders may not have been available in all states and could not be issued on or after the Contract Owner’s 70th birthday.

Premium Bonus Rider—This rider provides for a credit to the Account Value equal to two percent (2%) of Net Premium We receive at Our Home Office during the first Contract Year. Premium bonus amounts are treated as interest, resulting in an increase to the Account Value, the amount available to purchase Annuity Payments under the Contract, and the death benefit. Withdrawals from the Contract will reduce the Account Value, the amount available to purchase Annuity Payments under the Contract, and the death benefit. For Non-qualified Contracts, the amount of any premium bonus is not included in Your cost basis. You could have elected this optional rider at the time of Contract issue. If you elected this rider the surrender charge period was increased from 5 to 9 years in length. Electing this rider does not cause the M&E Fee to increase, nor does it increase surrender charges during the Contract’s first 5 years. However, during years 6-9 of the surrender charge period, the amount of the premium bonus may be more than offset by the surrender charges associated with the bonus. We may use any proceeds from surrender charges associated with the bonus to recoup the amount of any premium bonus paid.
Portfolio rebalancing and dollar cost averaging. At no additional charge, You may select portfolio rebalancing, which automatically rebalances the Investment Options You select to maintain Your chosen mix of Investment Options. Alternately, at no additional charge, You may select dollar cost averaging, which automatically transfers a specific amount of money from the fixed account to the Investment Options You have selected, at set intervals over a specific period of time.

Benefits Available Under the Contract
The following table summarizes information about the benefits available under the Contract.
Name of benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/ Limitations
Death Benefit (Standard Death Benefit)
If You die before the
Annuity Date and
while the Contract is in
force, pays Your
designated
beneficiaries the
greater of: (1) the
Account Value; or (2)
the Net Premium paid,
less an adjustment for
any withdrawals and a
reduction for any
outstanding loan
balance.
		Standard	None	None
Guaranteed Minimum Death Benefit — Annual Step-up
If You die before the
Annuity Date and
while the Contract is in
force, pays Your
designated
beneficiaries the
greatest of: (1) the
Standard Death
Benefit; or (2) the
death benefit provided
in any other rider
attached to the
Contract; or (3) the
Step-Up Death Benefit
– The greatest
anniversary Account
Value (adjusted for any
additional net
premium, withdrawals
and outstanding loan
balance).
		Optional	0.20% of the average Variable Account Value
May not be available in
all states.
This rider cannot be
terminated by You
after the Issue Date.
May only be
terminated by Us as
described in the
Guaranteed Minimum
Death Benefit Rider(s)
attached to Your
Contract.
We reserve the right to
restrict allocations or
transfers to the fixed
account or any of the
Subaccounts.

Guaranteed Minimum Death Benefit — 5% Accumulation
If You die before the
Annuity Date and
while the Contract is in
force, pays Your
designated
beneficiaries the
greatest of: (1) the
Standard Death
Benefit; or (2) the
death benefit provided
in any other rider
attached to the
Contract; or (3) the
Accumulation Death
Benefit – Net premium
(minus adjustments for
		Optional	0.30% of the average Variable Account Value
May not be available in
all states.
This rider cannot be
terminated by You
after the Issue Date.
May only be
terminated by Us as
described in the
Guaranteed Minimum
Death Benefit Rider(s)
attached to Your
Contract.
We reserve the right to

Name of benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/ Limitations
	any withdrawals and loans) accumulated at 5% interest.			restrict allocations or transfers to the fixed account or any of the Subaccounts.
Premium Bonus	During the first Contract Year, We will increase the Account Value with an amount equal to 2.00% of the Net Premium on the date We receive the Net Premium at Our Home Office.	Optional	Electing the Premium Bonus Rider increased the surrender charge schedule to the 9-year schedule.	May not be available in all states. This rider cannot be terminated by You after the Issue Date. For Non-qualified Contracts, the amount of any premium bonus is not included in Your cost basis.
Portfolio Rebalancing	Automatically rebalances the Investment Options You select (either quarterly, semiannually or annually) to maintain Your chosen mix of Investment Options.	Standard	None	Cannot use with the dollar cost averaging option. Only available during the accumulation phase. Subject to portfolio restrictions.
Dollar Cost Averaging	Automatically transfers a specific amount of money from the Investment Options You have selected, at set intervals over a specific period of time.	Standard	None	Cannot use with the portfolio rebalancing option. Only available during the accumulation phase. Subject to portfolio restrictions.
Systematic Withdrawals
Automatically
withdraws money
(either monthly,
quarterly, semi-
annually or annually)
from the Investment
Options You select.
The amount of the
withdrawals are
determined by the
systematic withdrawal
option you select.
		Standard	None	Cannot use with the dollar cost averaging option. Only available during the accumulation phase. Subject to portfolio restrictions.
Buying the Contract
How Do I Purchase the Goal Planning Annuity Variable Annuity Contract?

The Contract is not being sold to new Contract Owners. To purchase a Contract, You must have completed an application bearing all requested signatures and a client profile form, in those instances when the purchase of this product was the result of a recommendation. For 457(b) and 401(a) Contracts the employer will purchase the Contract on behalf of the employee, but the employee will be required to complete an application and client profile form in those instances, when the purchase of this product was the result of a recommendation.
How Much Can I Contribute and How are My Contributions Invested?
Your premium payments will be invested in the Investment Options that You choose.
Qualified Policies (Purchased using pre-tax dollars) and Non-Qualified Policies (Purchased using after-tax dollars)
Minimum Initial Annual Premium	$300 annually
Minimum Subsequent Annual Premiums	$300 annually
Maximum Subsequent Premiums (per Contract Year after 1st Contract Anniversary)	As permitted by IRS regulations
Maximum Total Premiums	$1,000,000 without Our prior approval
* ForNon-Qualified Contracts, We reserve the right to reject any premium payments for any reason. We may also permit You to invest more than the maximum amounts listed above if You obtain Our prior approval.
After Your initial premium payment, You are not required to make any additional premium payments under Your Contract.
When Will Any Premium Payments that I Make be Credited to My Account?
Net Premium payments allocated to the Separate Account will be applied at the applicable Accumulation Unit Value determined on the Valuation Date following receipt in good form (sufficiently clear so that We do not need to exercise any discretion to follow such instructions). The minimum premium payment for the Contract is $25 per month or $300 per year. HMLIC limits the maximum cumulative premium to $1 million without Our prior approval.
If a registered representative recommended and completed the application and associated forms, the appropriate broker-dealer has approved the suitability and best interest of the sale, Your application is complete and Your initial premium payment has been received at Our Home Office, We will issue Your Contract within two business days of its receipt, and credit Your initial Net Premium to Your Contract.
If an incomplete application is received, HMLIC will promptly request additional information needed to process the application. Any initial premium payment received by HMLIC will be held in a suspense account, without interest, for a period not exceeding five business days unless otherwise directed by the applicant. If the necessary information is not received within these five business days HMLIC will return any initial premium payment received by HMLIC, unless otherwise directed by the applicant.
Allocation of Net Premiums—When You complete Your application, You will give Us instructions on how to allocate Your Net Premium payments among the fixed account and/or the available Subaccounts. The amount You direct to a particular Subaccount or to the fixed account must be in whole number percentages from 5% to 100% of the Net Premium payment. If You make additional premium payments, We will allocate the Net Premiums in the same manner as Your initial Net Premium payment. A request to change the allocation of premium payments will be effective on the Valuation Date of receipt of the request in good form.
Premium payments allocated to the Separate Account are credited on the basis of Accumulation Unit Value. The number of Accumulation Units purchased by Your premium payments is determined by dividing the dollar amount credited to each Subaccount by the applicable Accumulation Unit Value next determined following receipt of the payment at Our Home Office. The value of an Accumulation Unit is affected by the investment experience of the Underlying Fund, expenses and the deduction of certain charges under the Contract.
Accumulation Units are valued on each Valuation Date. If We receive Your premium payment before 3:00 p.m. Central Time (or before the close of the NYSE, if earlier), We will process the order using the applicable Subaccount Accumulation Unit Value determined at the close of that Valuation Date. If We receive Your premium payment at or after 3:00 p.m. Central Time (or at or after the close of the NYSE if earlier), We will process the order using the applicable Subaccount Accumulation Unit Value determined at the close of the next Valuation Date.

Making Withdrawals: Accessing the Money in Your Contract
Can I Access the Money in My Account During the Asset Accumulations (Savings) Phase?
Yes. However, withdrawal of Account Value from Qualified Contracts (other than traditional IRAs and Roth IRAs) are subject to any restrictions imposed by the IRC or under the Qualified Retirement Plan. If not restricted by the IRC or Qualified Retirement Plan under which the Contract is issued, You may surrender the Contract or withdraw part of Your Account Value for cash before Annuity Payments begin.

Withdrawal of Account Value from Non-Qualified Contracts is subject to any restrictions imposed by the IRC. However, if not restricted by the IRC, You may surrender the Contract or withdraw part of Your Account Value for cash before Annuity Payments begin.
What is the Process to Request a Withdrawal of Money from My Certificate?
You may request a surrender or a partial withdrawal by submitting a signed, HMLIC form to HMLIC at Our Home Office at P.O. Box 4657, Springfield, Illinois 62708-4657. The kind of HMLIC form to be used will depend on whether any proceeds from the withdrawal/surrender are to be sent to any party other than the Participant. A Participant may request a HMLIC withdrawal/surrender form by writing to P.O. Box 4657, Springfield, Illinois 62708-4657or by calling 800-999-1030 or may download the form on Our secure website at horacemann.com.
When credited, premium bonus amounts are treated as interest, resulting in an increase to the Participant Account Value, the amount available to purchase Annuity Payments under the Certificate, and the death benefit.For each withdrawal, You may specify the account(s) from which the withdrawal will be deducted. Unless You specify otherwise, withdrawals will be deducted from the Fixed Account and the Subaccount(s), each in proportion to their share of the sum of the Participant Account Value in these accounts. Your Participant Account Value will be reduced by the amount We distribute, per Your request, any applicable surrender charges and/or any applicable taxes and may be subject to a Market Value Adjustment. Withdrawals from the Certificate will reduce the Participant Account Value, the amount available to purchase Annuity Payments under the Certificate, and the death benefit. We may use any proceeds from surrender charges associated with the bonus to recoup the amount of any premium bonus paid. Any partial withdrawal is subject to a $100 minimum and may not reduce the Participant’s Account Value to less than $100.
The surrender or partial withdrawal of Variable Account Value (including a rollover, exchange, etc.) is determined on the basis of the Accumulation Unit Value. Withdrawals and surrenders will be processed either on a Valuation Date specified by You in a request, provided the Valuation Date specified occurs on or after receipt of the request in good form at Our Home Office, or on the Valuation Date following the receipt of such request in good form at Our Home Office. HMLIC ordinarily completes a transaction within seven calendar days after receipt of a request in good form for a partial withdrawal or surrender.
Can I Access the Money in My Account During the Annuity (Income) Phase?
You will receive payments under the Annuity Payment option You select. However, You generally may not take any other withdrawals.
Additional Information About Fees
The following tables describe the fees and expenses that You will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to Your Contract data page for information about the specific fees You will pay each year based on the options You have elected.
The first table describes the fees and expenses that You will pay at the time that You buy the Contract, surrender or make withdrawals from the Contract, or transfer Account Value between Investment Options. State premium taxes may also be deducted.
Transaction Expenses
Sales Load Imposed on Purchases (as a percentage of purchase payments)	None
Deferred Sales Load (or Surrender Charge) (as a percentage of amount surrendered)	8% Maximum Surrender Charge
Exchange Fee	None
The next table describes the fees and expenses that You will pay each year during the time that You own the Contract (not including Portfolio Company fees and expenses).

Annual Contract Expenses
Administrative Expenses (1)	$25
Base Contract Expenses (as a percentage of average of Variable Account Value)	1.25%
Optional Benefit Expenses (as a percentage of Variable Account Value) Guaranteed Minimum Death Benefit Rider — Annual Step-up(2) Guaranteed Minimum Death Benefit Rider — 5% Accumulation(2)	0.20% 0.30%
Loan Interest	5.4%
(1)
We sometimes use multiple Contract numbers, with the same first nine digits in the numbers, to segregate multiple sources of funds for a Contract Owner, such as employee versus employer. In these situations, We will deduct only one annual maintenance fee per year for those multiple Contract numbers. We reserve the right to change the annual maintenance fee for Contracts issued in the future. This fee will be waived if the Account Value equals or exceeds $25,000 at the time the fee is assessed.
(2)
If You purchase both the Guaranteed Minimum Death Benefit Rider—Annual Step-up and the Guaranteed Minimum Death Benefit Rider—5% Accumulation at Contract issue, then, for the life of Your Contract, the total annual charge for both riders will be 0.40% of the average Variable Account Value.
The next item shows the minimum and maximum total operating expenses charged by the Portfolio Companies that You may pay periodically during the time that You own the Contract. A complete list of Portfolio Companies available under the Contract, including their annual expenses, may be found at the back of this document.
Annual Portfolio Company Expenses	Minimum	Maximum
(expenses that are deducted from Portfolio Company assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.13%	1.32%
Example
This Example is intended to help You compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and Annual Portfolio Company Expenses.
The Example assumes that You invest $100,000 in the Contract for the time periods indicated. The Example also assumes that Your investment has a 5% return each year and assumes the most expensive combination of Annual Portfolio Company Expenses and optional benefits available for an additional charge. Although Your actual costs may be higher or lower, based on these assumptions, Your costs would be:
$25 Administrative Expense
If You surrender Your Contract at the end of the applicable time period:	1 year	3 years	5 years	10 years
	$11,155	$16,589	$21,092	$32,733

If You annuitize or do not surrender Your Contract at the end of the applicable time period:	1 year	3 years	5 years	10 years
	$3,002	$9,178	$15,592	$32,733

Appendix A: Portfolio Companies Available Under the Contract

The following is a list of Portfolio Companies available under the Contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at dfinview.com/HoraceMann/TAHD/GPA. You can also request this information at no cost by calling 1-800-999-1030 or by sending an email request to contactcenterannuity@horacemann.com.
The current expenses and performance information below reflects fees and expenses of the Portfolio Companies, but do not reflect the other fees and expenses that Your Contract may charge. Expenses would be higher and performance would be lower if these charges were included. Each Portfolio Company’s past performance is not necessarily an indication of future performance.
Type of Fund	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/24)
			1-year	5-year	10-year
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2015 Portfolio SC2 / Fidelity Management and Research Co.	0.68%	10.64%	6.29%	4.93%
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2025 Portfolio SC2 / Fidelity Management and Research Co.	0.74%	13.32%	7.98%	5.93%
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2035 Portfolio SC2 / Fidelity Management and Research Co.	0.82%	16.53%	10.57%	7.40%
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2045 Portfolio SC2 / Fidelity Management and Research Co.	0.87%	19.13%	11.75%	7.92%
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2055 Portfolio SC2 / Fidelity Management and Research Co.	0.87%	19.12%
Lifecycle/Target Date Funds	Fidelity® VIP Freedom 2065 Portfolio SC2 / Fidelity Management and Research Co.	0.87%	19.12%
Asset Allocation	Fidelity® VIP FundsManager® 20% SC2 / Fidelity Management and Research Co.	0.70%*	7.91%	3.74%	3.03%
Asset Allocation	Fidelity® VIP FundsManager® 50% SC2 / Fidelity Management and Research Co.	0.85%*	12.65%	7.36%	5.35%
Asset Allocation	Fidelity® VIP FundsManager® 60% SC2 / Fidelity Management and Research Co.	0.86%*	14.08%	8.43%	6.10%
Asset Allocation	Fidelity® VIP FundsManager® 70% SC2 / Fidelity Management and Research Co.	0.89%*	15.57%	9.58%	6.74%
Asset Allocation	Fidelity® VIP FundsManager® 85% SC2 / Fidelity Management and Research Co.	0.93%*	17.48%	11.10%	7.72%

Type of Fund	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/24)
			1-year	5-year	10-year
Large Value	American Funds IS Washington Mutual Investors Fund Class 4 / Capital Research and Management Company	0.77%*	16.97%	12.33%	9.64%
Large Blend	Fidelity® VIP Index 500 Portfolio SC 2(1) / Fidelity Management & Research Co.	0.35%	25.88%	15.27%	11.64%
Large Blend	LVIP JPMorgan U.S. Equity Fund - Standard Class / J.P. Morgan Investment Management Inc.	0.69%	27.16%	17.15%	12.44%
Large Growth	American Funds IS Growth Fund Class 4 / Capital Research and Management Company	0.84%	38.13%	18.38%	14.07%
Mid Value	MFS VIT III Mid-Cap Value Portfolio Service Class / Massachusetts Financial Services Company	1.04%*	12.39%	12.60%	8.46%
Mid Blend	CVT S&P Mid-Cap 400 Index Class F / Calvert Research and Management	0.53%*	15.89%	12.06%	8.66%
Mid Growth	Allspring VT Discovery SMID Cap Growth Fundsm(1) / Allspring Global Investments, LLC	1.15%*	20.14%	9.90%	7.43%
Small Value	JPMorgan Small Cap Value Fund — A Shares / J.P. Morgan Investment Management Inc.	1.19%*	12.77%	10.12%	5.93%
Small Blend	BNY Mellon Investment Portfolios: Small Cap Stock Index Portfolio — Service Shares(1) / BNY Mellon Investment Adviser, Inc.	0.60%*	15.39%	10.41%	8.04%
Small Growth	ClearBridge Variable Small Cap Growth 1 / Legg Mason Partners Fund Advisor, LLC.	0.80%	8.40%	9.56%	7.89%
International Stock - Developed Markets	MFS VIT II International Growth Portfolio Service Class / Massachusetts Financial Services Company	1.13%*	14.39%	9.20%	6.09%
International Stock - Emerging Markets	American Funds IS New World Fund Class 4 / Capital Research and Management Company	1.07%*	15.67%	8.37%	4.43%
Real Estate	Fidelity® VIP Real Estate SC2 / Fidelity Management & Research Co.	0.85%	10.89%	4.96%	5.77%

Type of Fund	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/24)
			1-year	5-year	10-year
Intermediate-Term Bond	Fidelity® VIP Investment Grade Bond Portfolio SC 2(1) / Fidelity Management & Research Co.	0.63%	6.00%	1.72%	2.08%
High Yield Bond	BlackRock High Yield V.I. Class III / BlackRock Advisers, LLC.	0.80%*	12.94%	5.49%	4.21%
Global Bond	Vanguard® VIF Global Bond Index / The Vanguard Group, Inc.	0.13%	6.52%	0.99%
Balanced	American Funds IS Managed Risk Asset Allocation Fund – P2 / Capital Research and Management Company	0.90%*	10.23%	5.91%	4.74%
Balanced	Wilshire VIT Global Allocation Fund(1) / Wilshire Advisors, LLC	1.32%	16.44%	7.24%	5.04%
Money Market	Goldman Sachs VIT Government Money Market Fund / Goldman Sachs Asset Management, L.P	0.18%*	5.05%	1.82%	1.19%

*
These expenses reflect temporary fee reductions. The details about these waivers can be found in the Portfolio Company prospectus at dfinview.com/HoraceMann/TAHD/GPA
(1)
The following Portfolio Companies are available for Variable Annuity Payments: Wilshire VIT Global Allocation Fund, Fidelity® VIP Index 500 Portfolio SC 2, Fidelity® VIP Overseas Portfolio SC 2, Fidelity® VIP Investment Grade Bond Portfolio SC 2, Allspring VT Discovery Fundsm and BNY Mellon Investment Portfolios: Small Cap Stock Index Portfolio—Service Shares.

Appendix B: Death Benefit Examples
5% Accumulation Guaranteed Minimum Death Benefit (“GMDB”) example
Assume the following:
●
There is an initial Net Premium of $100,000.
●
There is a withdrawal on the 3rd Contract Anniversary of $25,000. The Account Value immediately before the withdrawal is $125,000.
●
We are calculating the death benefit on the 5th Contract Anniversary. The Account Value at that time is $101,000.
●
There are no loans on the Contract.
●
The oldest Contract Owner has not yet attained age 81.
●
No other GMDB rider was selected.
The accumulation GMDB value at issue is equal to the initial Net Premium.
$100,000
The accumulation GMDB value immediately before the withdrawal is the initial Net Premium accumulated at 5% interest for 3 years:
$100,000 × 1.05^3 = $115,763
The withdrawal adjustment is the withdrawal amount divided by the Account Value immediately before the withdrawal and multiplied by the accumulation GMDB value immediately before the withdrawal:
$25,000/$125,000 × $115,763 = $23,153
The accumulation GMDB value immediately following the withdrawal is the accumulation GMDB value immediately before the withdrawal less the withdrawal adjustment:
$115,763 – $23,153 = $92,610
The accumulation GMDB value on the 5th Contract Anniversary is the accumulation GMDB value immediately following the withdrawal accumulated at 5% interest for 2 years:
$92,610 × 1.05^2 = $102,103
The return of premium death benefit on the 5th Contract Anniversary is the initial Net Premium less a withdrawal adjustment:
$100,000 – ($25,000/$125,000 × $100,000) = $80,000
The death benefit is the greatest of the accumulation GMDB, the return of premium death benefit, and the Account Value.
Max [$102,103, $80,000, $101,000] = $102,103
Guaranteed Minimum Death Benefit—Annual Step-up (“GMDB”) example
Assume the following:
●
There is an initial Net Premium of $100,000.
●
The Account Value on the 1st Contract Anniversary is $90,000.
●
The Account Value on the 2nd Contract Anniversary is $120,000.
●
There is a withdrawal during the 3rd Contract Year of $25,000. The Account Value immediately before the withdrawal is $125,000.
●
The Account Value on the 3rd Contract Anniversary is $105,000.
●
We are calculating the death benefit during the 4th Contract Year. The Account Value at that time is $101,000.
●
There are no loans on the Contract.
●
The oldest Contract Owner has not yet attained age 81.
●
No other GMDB rider was selected.
The step-up anniversary value for the 1st Contract Anniversary projected to the date of death is the Account Value on the 1st Contract Anniversary less an adjustment for the subsequent withdrawal:
$90,000 – ($25,000/$125,000 × $90,000) = $72,000

The step-up anniversary value for the 2nd Contract Anniversary projected to the date of death is the Account Value on the 2nd Contract Anniversary less an adjustment for the subsequent withdrawal:
$120,000 – ($25,000/$125,000 × $120,000) = $96,000
The step-up anniversary value for the 3rd Contract Anniversary projected to the date of death is the Account Value on the 3rd Contract Anniversary:
$105,000
The step-up GMDB is equal to the maximum of these values:
Max [$72,000, $96,000, $105,000] = $105,000
The return of premium death benefit at the date of death is the initial Net Premium less a withdrawal adjustment:
$100,000 – ($25,000/$125,000 × $100,000) = $80,000
The death benefit is the greatest of the step-up GMDB, the return of premium death benefit, and the Account Value.
Max [$105,000, $80,000, $101,000] = $105,000

This Summary Prospectus incorporates by reference the Goal Planning Annuity prospectus and Statement of Additional Information (SAI), both dated May 1, 2025, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus or You can find the Statement of Additional Information online.
EDGAR Filing Number C000020488